ADSI Announces New Executive Officers and Directors

Lillington, North Carolina (PR Newswire).  December 28, 2012.

On December 28, 2012, American Defense Systems Inc.  (OTCQB: ADFS) (the “Company”) announced the resignations of Alfred Gray, Victor Trizzino, Stephen Seiter, Pasquale D’Amuro, and Kevin Healy from its Board of Directors (the “Board”) effective on December 21, 2012 and, concurrently, have appointed Dale S. Scales and Joseph Van Hecke to serve as members of its Board.  In connection with the Board resignations, the Company and certain stockholders who make up more than 55% of the outstanding shares of the Company’s common stock have also entered into mutual release agreements with the resigning Board members.

Mr. Scales has been appointed Chairman and will also serve as President and Chief Executive Officer of the Company.  Mr. Scales will replace Alfred Gray who has been serving as the Company’s interim Chief Executive Officer.

Mr. Scales commented, “I am thrilled for the Company and its stockholders to finally come to an agreement with the resigning members of the Board of Directors.  This has been a long process but in the end, believe the best interests of the stockholders were served.   The incoming Directors have already spent significant resources and time evaluating the Company’s past, current and future position in order to hopefully grow stockholder value in the near and long term future.  Our main objective for the Company is to now move forward in a positive direction.  We look forward and believe the Company has great opportunities to leverage its unique assets and strong engineering capabilities to drive growth in revenue and cash flow.”

Prior to joining the Company, Mr. Scales, 47, worked as a consultant specializing in private equity and venture capital investments, risk analysis, corporate finance strategies and operational management restructurings.  From 2003 to 2009, Mr. Scales served as Managing Director and founding member of OBX Capital Group LLC (“OBX”), a consulting firm specializing in private equity and venture capital investments.  Prior to this role, Mr. Scales served from 2001 to 2002 as VP of Finance and Board Member for Mobile Reach Technologies Inc.  From 1988 to 2001, Mr. Scales worked for Stafford Trading Group, Banque National De Paris Securities, S&J Derivatives, and NationsBank-CRT Options L.P., in Germany, Japan and the US in their prospective derivative markets.

Mr. Scales previously served as a member of the board of directors of Active Data Services, a data capturing company, from 2005 to 2009. Mr. Scales currently serves on the Board of Polka Dot Kids Foundation, a non-profit organization that supports and promotes literacy and early childhood development and education. He is also an active supporter of the Armed Forces Network and UNC-TV.  Mr. Scales graduated with B. A. in Economics from Wheaton College in 1986.

Mr. Van Hecke, 39, is currently the Managing Member of the Grace Hall Companies.  Grace Hall Capital is an asset management firm with over $30mil invested in hedge funds for its clients in various asset classes. Grace Hall Trading is a proprietary trading firm that executes trades in numerous U.S. markets including equities, equity options, and futures.  From 1998 to 2007, Mr. Van Hecke served as a partner and Head Trader at Capital Markets Trading, a proprietary trading firm specializing in electronic trading of derivatives. Prior to this role, Mr. Van Hecke served from 1996 to 1998 as a trader with Bank of America in the Frankfurt, Germany office.

Mr. Van Hecke is currently a partner and supporter of the Act of Giving a Seattle-based non-for-profit focused on various charitable ventures.  Mr. Joseph Van Hecke graduated with B. B. A. in Finance from the University of Notre Dame in 1996.

Forward Looking Statements   This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2011, including but not limited to the discussion under "Risk Factors" therein and which may be viewed at http://www.sec.gov.

CONTACT: American Defense Systems, Inc.

Dale S. Scales

(919) 389-8321